UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 1, 2013

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Completion of Sale of Inkjet Technology and Related Assets

On April 30, 2013, Lexmark International, Inc., a Delaware corporation (“Lexmark”) and Lexmark International Technology, S.A., a Switzerland joint stock company and a wholly-owned subsidiary of Lexmark (“LITSA” and together with Lexmark, “Sellers”), completed the sale of their inkjet technology and related assets (the “Inkjet Assets”) to Funai Electric Co., Ltd., a Japanese corporation (“Funai”), pursuant to the terms of a Master Inkjet Sale Agreement (the “Master Agreement”).

Pursuant to the Master Agreement, Funai agreed to pay one hundred million ($100,000,000) (the “Purchase Price”) in cash to Sellers to acquire the Inkjet Assets.  Ninety-five million dollars ($95,000,000) of the Purchase Price was paid to Sellers on April 30, 2013 (the “Closing Date”) and the remaining five million ($5,000,000) of the Purchase Price will be paid to Sellers 180 days after the Closing Date.  Cash proceeds from the transaction are predominantly non-U.S.

The sale of the Inkjet Assets by Sellers included (i) the sale of all of the issued and outstanding shares of capital stock of Lexmark International (Philippines), Inc., a Philippines corporation and wholly-owned subsidiary of LITSA (“LIPI”), which included LIPI’s inkjet supplies manufacturing facility in Cebu, Philippines, pursuant to the terms of a Share Purchase Agreement by and between LITSA and Funai; (ii) the sale of certain assets related to the research, development, design, procurement, manufacture, test and sale of inkjet printers and cartridges, pursuant to the terms of an Asset Purchase Agreement by and among Sellers and Funai; (iii) the assignment to Funai of approximately 1,500 patents and patent applications related to the Inkjet Assets and the grant of a worldwide, royalty-free, nonexclusive, non-transferable, non-sublicensable license to use certain trademarks, copyrights, and trade secrets and know-how, pursuant to the terms of an Intellectual Property Assignment and License Agreement by and among Sellers and Funai; and (iv) certain transition services pursuant to the terms of a Transition Services Agreement by and among Sellers and Funai.

The foregoing description of each of the agreements is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of each of the agreements, copies of which will be filed as exhibits to Lexmark’s Form 10-Q for the quarter ending March 31, 2013.

Accelerated Share Repurchase Agreement

After the close of the markets on April 25, 2013, Lexmark entered into an accelerated share repurchase agreement (“ASR Agreement”) with The Bank of Nova Scotia (“Scotiabank”).  Pursuant to the terms of the ASR Agreement, Lexmark will purchase $20 million of the outstanding shares of its Class A Common Stock from Scotiabank.  Pursuant to the terms of the ASR Agreement, Scotiabank delivered 612,171 shares to Lexmark on April 30, 2013, equal to 85 percent of the shares that would be repurchased at a price of $27.77, the closing price of Lexmark’s Class A Common Stock on April 25, 2013.  The number of shares to be delivered to Lexmark by Scotiabank under the ASR Agreement shall be adjusted based on a discount to the average of the daily volume weighted average price of Lexmark’s Class A Common Stock during the term of the ASR Agreement.  If the number of shares to be delivered to Lexmark is less than the initial delivery of shares by Scotiabank, Lexmark may be required to remit shares or cash to Scotiabank as a result of such adjustment.  The share repurchases are expected to be completed during the second quarter of 2013.

After entering into the transaction described above, Lexmark now has approximately $210 million of share repurchase authority remaining.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                Lexmark International, Inc.
                                                                                                                                (Registrant)

May 1, 2013

                                                                                                                                  By: /s/ Robert J. Patton
                                                                                                                               Robert J. Patton
                                                                                                                             Vice President, General Counsel and Secretary